Exhibit 6.2

INFINITY BANK

2018 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

Page

Section 1.	Purpose	1

Section 2.	Definitions	1

Section 3.	Administration	3

(a)	Power and Authority of the Board	3

(b)	Delegation	4

Section 4.	Shares Available for Awards	4

(a)	Shares Available	4

(b)	Accounting for Awards	4

(c)	Adjustments	4

Section 5.	Eligibility	5

Section 6.	Awards	5

(a)	Options	5

(b)	Restricted Stock and Restricted Stock Units	5

(c)	Performance Awards	6

(d)	Stock Awards	6

(e)	Other Stock-Based Awards	6

(f)	General	6

Section 7.	Amendment and Termination	7

(a)	Amendments to the Plan	7

(b)	Amendments to Awards	8

(c)	Correction of Defects, Omissions and Inconsistencies	8

Section 8.	Income Tax Withholding	8

Section 9.	General Provisions	8

(a)	No Rights to Awards	8

(b)	Award Agreements	8

(c)	Plan Provisions Control	9

ii

TABLE OF CONTENTS

Page

(d)	No Rights of Stockholders	9

(e)	No Limit on Other Compensation Plans or Arrangements	9

(f)	No Right to Employment or Directorship	9

(g)	Governing Law	9

(h)	Severability	9

(i)	No Trust or Fund Created	9

(j)	Other Benefits	9

(k)	No Fractional Shares	9

(l)	Headings	9

Section 10.	Term of the Plan/Expiration Date	10

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INFINITY BANK

2018 STOCK INCENTIVE PLAN

Section 1.              Purpose

The purpose of the Plan is to promote the interests of Infinity Bank (“Bank”) and its stockholders by aiding the Bank in attracting, rewarding and retaining employees, officers, consultants, Organizers and non-employee Directors capable of assuring the future success of the Bank, to offer such persons incentives to put forth maximum efforts for the success of the Bank’s business and to compensate such persons through various stock-based arrangements and other compensation and provide them with opportunities for stock ownership in the Bank, thereby aligning the interests of such persons with the Bank’s stockholders. The administration of the Plan and any Award (as defined below) thereunder shall comply with FDIC Rules and Regulations, 12 CFR Part 364, Appendix A, Standards for Safety and Soundness, as well as the Interagency Guidance on Sound Incentive Compensation Policies which require that incentive compensation arrangements are not excessive and do not encourage imprudent risk-taking behaviors. Such arrangements will be consistent with the safety and soundness of the Bank and related risk-management, control and governance processes. In addition, notwithstanding other terms of the Plan, administration of the Plan and any Award thereunder shall comply with FDIC Statement of Policy on Applications for FDIC Insurance, including the prohibition on cash payment in lieu of any Stock Award (as defined below) under the Plan for the applicable de novo period of operation of the Bank.

Section 2.              Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)            “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Bank and (ii) any entity in which the Bank has a significant equity interest, in each case as determined by the Board.

(b)            “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Stock Award or Other Stock-Based Award granted under the Plan.

(c)            “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Bank or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions as (not inconsistent with the Plan) determined by the Board.

(d)            “Board” shall mean the Board of Directors of the Bank (subject to any delegation of powers and duties of the Board to a committee pursuant to Section 3(b).

(e)            “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment or change in control agreement between the Participant and the Bank.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)            “Bank” shall mean Infinity Bank, a California banking corporation, or any successor corporation.

(h)            “Director” shall mean a member of the Board.

(i)            “Dividend Equivalent” shall mean any right granted under Section 6(f)(iii) of the Plan.

(j)            “Eligible Person” shall mean any employee, officer, consultant, Organizer or non-employee Director providing benefits to the Bank or any Affiliate whom the Board determines to be an Eligible Person.

(k)            “Expiration Date” shall have the meaning set forth under Section 10 of the Plan.

(l)            “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board consistent with applicable regulatory requirements. If the Shares are or at any time become securities listed or approved for listing on a national securities exchange or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Association (FINRA), then the determination of Fair Market Value for such Shares shall be based upon the per share closing price for the Shares on the applicable stock exchange for the applicable date. The Board’s determination of Fair Market Value shall be conclusive and binding on all persons.

(m)            “Family Members” of a Participant mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the household (other than a tenant or employee) of the Participant, a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

(n)            “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o)            “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p)            “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q)            “Organizer” shall mean a person who contributed funds for the payment of pre-opening expenses of the Bank.

(r)            “Organizer Option” shall mean a Non-Qualified Stock Option granted to an Organizer that is specifically described as such in the relevant Stock Option Award Agreement, which shall be granted in recognition of the contribution to the payment of pre-opening expenses for the organization of the Bank.

(s)            “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.

(t)            “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(u)            “Performance Award” shall mean any right granted under Section 6(c) of the Plan.

(v)            “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses (including expense efficiency ratios and other expense measures), earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, growth of loans and deposits, number of customers or households, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The Board may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(w)            “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(x)            “Plan” shall mean this 2018 Stock Incentive Plan, as amended from time to time.

(y)            “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Board, warrant acceleration of the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(z)            “Restricted Stock” shall mean any Share granted under Section 6(b) of the Plan.

(aa)         “Restricted Stock Unit” shall mean any unit granted under Section 6(b) of the Plan evidencing the right to receive a Share at some future date.

(bb)        “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc)         “Share” or “Shares” shall mean a share or shares of common or preferred stock of the Bank or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd)        “Stock Award” shall mean any Share granted under Section 6(d) of the Plan.

Section 3.              Administration

(a)           Power and Authority of the Board. The Plan shall be administered by the Board. Subject to the express provisions of the Plan and to applicable law, the Board shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise permitted in connection with an event as provided under Section 4(c) hereof, the Board shall not reprice, adjust or amend the exercise price of Options previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or waive any restrictions relating to any Award, provided, however, that, except as otherwise provided herein, any such acceleration of exercisability or lapse of restrictions shall be limited to accelerations relating to a Change in Control, a Qualifying Termination, death or disability; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Board; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) commit to repurchase Awards from a Participant in consideration of a payment in cash or other consideration to such Participant and in an amount and subject to terms and conditions to be determined by the Board and, (xii) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Bank or any Affiliate. In addition, and without in any way limiting the generality of the foregoing:

(i)            Dodd-Frank Clawback. The Board shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. Notwithstanding whether the Bank or any Affiliate is subject to Section 10D of the Exchange Act, the Board may provide in Award Agreements that, in event of a financial restatement that reduces amount of previously awarded incentive compensation that would not have been earned had results been properly reported, outstanding Awards will be cancelled and Bank may clawback (i.e., recapture) realized Option gains and realized value for vested Restricted Stock or Restricted Stock Units or earned Awards within 12 months preceding financial restatement.

(ii)            Restrictive Covenants. The Board may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

(b)           Delegation. The Board may delegate its powers and duties under the Plan to a committee of Directors, subject to such terms, conditions and limitations as the Board may establish in its sole discretion.

Section 4.              Shares Available for Awards

(a)           Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards (including, without limitation, Options) under the Plan shall initially be 990,000 Shares, which is equal to 30% of the number of outstanding and issued Shares as of the date of the opening of the Bank, and may be adjusted by the Board from time to time to an amount up to 30% of the then issued and outstanding Shares. The aggregate number of Shares that may be issued for incentive stock options under the Plan shall initially be 891,000 Shares, which is equal to 90% of the number of Shares initially subject to the Plan, and may be adjusted by the Board from time to time to an amount up to 90% of the then number of Shares subject to the Plan. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Bank and designated as treasury shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited (including shares of Restricted Stock, whether or not dividends have been paid on such shares), or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted pursuant to Section 4(b) of the Plan against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, termination or cancellation, shall again be available for granting Awards under the Plan. Shares tendered by Participants as full or partial payment to the Bank upon exercise of an Award, and Shares withheld by or otherwise remitted to the Bank to satisfy a Participant’s tax withholding obligations with respect to an Award, shall not become available for issuance under the Plan.

(b)           Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares, and Awards that are denominated at the time of grant as payable only in cash and that are settled in cash, shall not be counted against the aggregate number of Shares available for Awards under the Plan. If performance awards granted under the Bank’s executive incentive plans are payable in Shares, such Shares may be issued under this Plan and shall be counted against the aggregate number of Shares available for granting Awards under the Plan.

(c)           Adjustments. Subject to any action required under applicable laws by the holders of capital stock of the Bank, (i) the numbers and class of Shares or other stock or securities: (x) authorized under Section 4(a) , and (y) covered by each outstanding Award, (ii) the price per Share covered by each such outstanding Option, (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, and (iv) the authorization limits under Section 4(a), shall be proportionately adjusted by the Board in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, change in corporate structure or other similar occurrence. Any adjustment by the Board pursuant to this Section 4(c) shall be made in the Board’s sole and absolute discretion and shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 4(c) or an adjustment pursuant to this Section 4(c), a Participant’s Award Agreement or related agreement covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or related agreement shall be subject to all of the terms, conditions and restrictions which were applicable to the Award prior to such adjustment.

Section 5.             Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Board may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Bank or such other factors as the Board, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Bank within the meaning of Section 424(f) of the Code or any successor provision. Also, in accordance with regulatory guidelines, an Organizer shall only be eligible to receive one Organizer Option, a Non-Qualified Stock Option, for each share of common stock invested in the Bank.

Section 6.             Awards

(a)           Options. The Board is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Board shall determine:

(i)            Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Board and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)           Option Term. The term of each Option shall be fixed by the Board but shall not be longer than 10 years from the date of grant.

(iii)         Time and Method of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b)           Restricted Stock and Restricted Stock Units. The Board is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Board shall determine:

(i)            Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Board may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Board may deem appropriate.

(ii)            Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Bank. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units, or, with respect to Restricted Stock Units that are payable in cash, such cash shall be delivered to holder of the Restricted Stock Units.

(c)           Performance Awards. The Board is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan. A Performance Award granted under the Plan (i) may be denominated or payable in Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive Shares, in whole or in part, upon the achievement of such performance goals during such performance periods as the Board shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any stock transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Board.

(d)           Stock Awards. The Board is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Board to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Board shall determine.

(e)           Other Stock-Based Awards. The Board is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Board to be consistent with the purpose of the Plan. The Board shall determine the terms and conditions of any Other Stock Based Awards, subject to the terms of the Plan and the Award Agreement. Any consideration paid by the Participant with respect to any Other Stock Based Awards may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Board shall determine.

(f)           General.

(i)            Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Board or required by applicable law.

(ii)            Awards May Be Granted Separately or Together. Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Bank or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Bank or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)            Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Bank or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Board shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv)            Term of Awards. The term of each Award shall be for such period as may be determined by the Board at the time of grant, but in no event shall any Award have a term of more than 10 years.

(v)            Limits on Transfer of Awards. Incentive Stock Options are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, Incentive Stock Options may be exercised only by the Participant (or a legal representative if the Participant becomes incapacitated). All Awards granted pursuant to the Plan other than Incentive Stock Options are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, with the approval of the Board, a Participant may transfer a Non-Qualified Stock Option for no consideration to or for the benefit of one or more Family Members of the Participant subject to such limits as the Board may establish, and the Family Member shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this section shall include a transfer of the rights of a Participant under this Plan to consent to certain amendments to the Plan or an Award Agreement and, in the discretion of the Board, shall also include transfer of ancillary rights associated with the Award. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Bank or any Affiliate.

(vi)            Restrictions. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Board may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Board may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. Additionally, a Participant may be required to exercise or forfeit (or both) any rights with regard to the Participant’s Awards granted under the Plan pursuant to an order, directive, enforcement action or any other action from Bank’s primary federal or state regulator (together “regulator action”), including, without limitation, a regulator action resulting from Bank’s capital falling below the minimum requirements determined by Bank’s primary federal or state regulator. If the Shares or other securities are traded on a securities exchange, the Bank shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii)            Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Board determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.              Amendment and Termination; Corrections

(a)           Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Bank shall be required for any amendment to the Plan that:

(i)            requires stockholder approval under then applicable law;

(ii)           increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan (except that the Board acting alone may increase the number of shares authorized under the Plan to an amount up to 30% of the then number of outstanding Shares of the Bank);

(iii)          permits repricing of Options, which is prohibited by Section 3(a)(v) of the Plan; or,

(iv)          permits the award of Options at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option, contrary to the provisions of Sections 6(a)(i) of the Plan.

(b)           Amendments to Awards. Subject to the provisions of the Plan, the Board may waive any conditions of or rights of the Bank under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Board may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Bank intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Board shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Board may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Bank, any Affiliate nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(c)           Correction of Defects, Omissions and Inconsistencies. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.              Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Bank may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Board, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Bank withhold a portion of the Award otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes, or (b) delivering to the Bank Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.              General Provisions

(a)            No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)            Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Bank, and, if requested by the Bank, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Bank.

(c)            Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)            No Rights of Stockholders. Except with respect to Restricted Stock, Stock Awards, and certain types of stock-based Performance Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Bank with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(e)            No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Bank or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f)            No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Bank or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Bank or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Bank or an Affiliate may at any time dismiss a Participant from employment or remove a Director who is a Participant free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(g)            Governing Law. The internal law, and not the law of conflicts, of the State of California, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award. Venue for any claims or disputes arising under the Agreement shall be the County of Orange, California.

(h)            Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)            No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Bank or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Bank or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Bank or any Affiliate.

(j)            Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, welfare or other benefit plan of the Bank, unless required by law or otherwise provided by such other plan.

(k)            No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l)            Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.           Term of the Plan/ Expiration Date

The Plan shall remain available for the grant of Awards until the date which is ten (10) years after the date the Plan was approved by the Board of Directors, or such earlier date as the Board of Directors may determine, subject to Section 7(a) of the Plan (the “Expiration Date”). The Plan shall be subject to approval by the stockholders of the Bank at the first meeting of stockholders of the Bank and, if required by law, subject to the approval of the California Department of Business Oversight. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the Expiration Date, and the authority of the Board provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the Expiration Date.

End of Plan.